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                                                                      EXHIBIT 99

                                                          [ON logo appears here]

         Everett Tackett, APR                     Rudy Garcia
         Director Public Relations                Director Investor Relations
         ON Semiconductor                         ON Semiconductor
         (602) 244-4534                           (602) 244-3437
         everett.tackett@onsemi.com               rudy.garcia@onsemi.com

        ON SEMICONDUCTOR CORPORATION ANNOUNCES RULE 144A PRIVATE OFFERING
                             OF SENIOR SECURED NOTES


PHOENIX, ARIZ. - APRIL 17, 2002 - ON Semiconductor Corporation (NASDAQ: ONNN) today announced that it and its wholly-owned subsidiary, Semiconductor Components Industries, LLC, intend to issue approximately $300 million principal amount of senior secured notes due 2008 in a Rule 144A private offering.

     ON Semiconductor plans to use the net proceeds from the offering to prepay a portion of Semiconductor Components' term loans under its senior bank facilities. ON Semiconductor and Semiconductor Components have obtained an amendment to their senior bank facilities to permit the issuance of the senior secured notes. The sale of the senior secured notes is expected to close prior to May 10, 2002.

     The senior secured notes will be offered to qualified institutional buyers in reliance on Rule 144A of the Securities Act of 1933 and to non-U.S. persons in reliance on Regulation S under the Securities Act of 1933. At the time of the offering, the senior secured notes will not be registered under the Securities Act of 1933. Therefore, the senior secured notes may not be offered or sold absent registration under the Securities Act of 1933 or an exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

     This news release does not and will not constitute an offer to sell or the solicitation of an offer to buy the senior secured notes, nor shall there be any sale of the senior secured notes in any state in which any such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. This news release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933.


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ABOUT ON SEMICONDUCTOR

 ON Semiconductor (Nasdaq: ONNN) offers an extensive portfolio of power and data management semiconductors and standard semiconductor components that address the design needs of today's sophisticated electronic products, appliances and automobiles. For more information visit ON Semiconductor's Web site at http://www.onsemi.com.

                                      # # #

ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its Web site in this news release, such information on the Web site is not to be incorporated herein.


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